Exhibit 2.4

CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS

For the three and nine months ended September 30, 2024 and 2023
Unaudited

MANAGEMENT'S REPORT

The accompanying consolidated financial statements of Aimia Inc. are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles, which are International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The consolidated financial statements include some amounts and assumptions based on management’s best estimates which have been derived with careful judgment.
In fulfilling its responsibilities, management of the corporation has developed and maintains a system of internal accounting controls. These controls are designed to provide reasonable assurance that the financial records are reliable for preparation of the financial statements. The Board of Directors reviews and approves the corporation’s consolidated financial statements.

November 7, 2024

(signed) "Thomas M. Finke"	(signed) "Steven Leonard"

THOMAS M. FINKE	STEVEN LEONARD
Executive Chairman	President & Chief Financial Officer

CONSOLIDATED STATEMENTS OF OPERATIONS

		Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars, except share and per share amounts)		2024	2023	2024	2023
		(unaudited)	(unaudited)	(unaudited)	(unaudited)
			Restated - Note 2(f)(g)		Restated - Note 2(f)(g)

Revenue from contracts with customers	Note 13A	$129.1	$114.3	$373.6	$191.1
Cost of sales		(93.7)	(91.4)	(271.1)	(149.0)
Gross Profit		35.4	22.9	102.5	42.1

Operating expenses
Selling, general and administrative expenses	Notes 9 & 13A	(29.4)	(30.4)	(102.9)	(82.0)
Operating income (loss)		6.0	(7.5)	(0.4)	(39.9)
Share of net earnings (loss) from equity- accounted investments	Note 6	0.2	(1.3)	(6.9)	(16.1)
Net change in fair value of investments	Note 5	0.1	(25.7)	(0.5)	(43.7)
Interest, dividend and other investment income	Note 13A	1.4	2.6	7.8	13.3
Financial expenses, net	Note12	(8.2)	(2.6)	(10.6)	(7.8)
Income (expenses) related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants	Note 13B	1.0	1.2	7.9	(25.9)
Increase in limited partners' capital liability		—	(0.5)	—	(0.5)
Earnings (loss) before income taxes		0.5	(33.8)	(2.7)	(120.6)

Income tax expense		(2.4)	(0.6)	(8.0)	(9.0)
Net loss		$(1.9)	$(34.4)	$(10.7)	$(129.6)

Net earnings (loss) attributable to:
Equity holders of the Corporation		(2.8)	(34.2)	(13.2)	(128.8)
Non-controlling interests		0.9	(0.2)	2.5	(0.8)
Net loss		(1.9)	(34.4)	(10.7)	(129.6)
Weighted average number of shares - Basic and diluted	Note 11	96,897,870	82,598,929	95,182,460	82,598,929

Loss per common share
Basic	Note 11	$(0.07)	$(0.45)	$(0.25)	$(1.67)
Diluted	Note 11	$(0.07)	$(0.45)	$(0.25)	$(1.67)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions of Canadian dollars)	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
		Restated - Note 2(g)		Restated - Note 2(g)
Net loss	$(1.9)	$(34.4)	$(10.)	$(129.6)
Other comprehensive income (loss):
Items that may be reclassified subsequently to net earnings (loss)
Foreign currency translation adjustments	2.1	(1.0)	8.2	(20.3)
Reclassification to net earnings of cumulative translation adjustments	—	—	(2.3)	—
Cash flow hedge gains (losses), net of reclassification adjustments and taxes	(0.3)	—	0.3	—
Share of other comprehensive income (loss) of equity- accounted investments	—	(0.5)	(0.3)	0.1
Items that will not be reclassified subsequently to net earnings (loss)
Defined benefit plans actuarial gains, net of tax	—	—	0.5	—
Other comprehensive income (loss)	1.8	(1.5)	6.4	(20.2)
Comprehensive loss	$(0.1)	$(35.9)	$(4.3)	$(149.8)

Comprehensive income (loss) attributable to:
Equity holders of the Corporation	(1.3)	(35.6)	(7.2)	(148.7)
Non-controlling interests	1.2	(0.3)	2.9	(1.1)
Comprehensive loss	$(0.1)	$(35.9)	$(4.3)	$(149.8)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at		September 30,	December 31,
(in millions of Canadian dollars)		2024	2023
		(unaudited)
ASSETS
Current assets
Cash and cash equivalents		$120.6	$109.1
Restricted cash		—	0.4
Investments in marketable securities	Note 5	0.8	27.8
Income taxes receivable		5.0	4.1
Accounts receivable		115.0	91.1
Inventories		82.4	61.2
Prepaid expenses		4.4	4.0
Other current assets	Note 13B	1.4	33.2
Receivable from related party	Note 12	5.7	7.1
		335.3	338.0
Non-Current assets
Deferred income taxes		7.2	8.8
Investments in private companies and other financial instruments	Note 5	30.9	33.8
Equity-accounted investments	Note 6	5.0	12.2
Property, Plant and equipment		152.4	149.5
Intangible assets		212.6	218.7
Goodwill	Note 4	188.1	164.0
Other non-current assets	Note 13B	43.2	38.6
		$974.7	$963.6
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities		79.8	75.7
Income taxes payable		11.0	4.1
Current portion of long-term debt	Note 7	23.2	8.3
Other current borrowings		5.1	6.0
Lease Liabilities		3.8	2.9
		122.9	97.0
Non-Current liabilities
Lease liabilities		8.6	8.5
Long-term debt	Note 7	163.2	149.7
Other non-current liabilities	Note 13B	65.4	65.0
Deferred income taxes		55.2	60.3
		415.3	380.5
Total equity attributable to equity holders of the Corporation	Note 8	541.8	568.6
Non-controlling interests	Note 4	17.6	14.5
Total equity		559.4	583.1
		$974.7	$963.6
Contingencies and commitments	Note 9
Approved by the Board of Directors

(signed) Thomas Little	(signed) Jordan G. Teramo
Thomas Little	Jordan G. Teramo
Director	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the nine months ended September 30, 2023 and 2024 (unaudited) Restated - Note 2(g)		Common shares outstanding	Share capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Contributed surplus	Total attributable to the equity holders of the corporation	Non- controlling interests	Total equity
(In millions of Canadian dollars, except share amounts)
Balance, December 31, 2022		84,164,614	$235.5	$(1,702.3)	$14.4	$2,229.3	776.9	$—	$776.9
Comprehensive income (loss)
Net loss				(128.8)			(128.8)	(0.8)	(129.6)
Other comprehensive income (loss):
Foreign currency translation adjustments					(20.0)		(20.0)	(0.3)	(20.3)
Share of other comprehensive income of equity-accounted investments					0.1		0.1		0.1
Total comprehensive loss		—	—	(128.8)	(19.9)	—	(148.7)	(1.1)	(149.8)
Transactions with owners, recorded directly in equity
Dividends	Note 10			(9.5)			(9.5)		(9.5)
Contingent common shares cancellation	Note 12			0.6		(0.6)	—		—
Business acquisition, net of acquisition financing impact to NCI							—	8.6	8.6
Issuance of call options over subsidiaries' shares							—	7.1	7.1
Repurchase of non-controlling interest							—	(0.2)	(0.2)
Counterpart entry to liability related to put options granted to non-controlling interests				(6.9)			(6.9)		(6.9)
Total transactions with owners		—	—	(15.8)	—	(0.6)	(16.4)	15.5	(0.9)
Balance, September 30, 2023		84,164,614	$235.5	$(1,846.9)	$(5.5)	$2,228.7	$611.8	$14.4	$626.2

Balance, December 31, 2023		94,639,614	$256.9	$(1,910.0)	$(7.1)	$2,228.8	$568.6	$14.5	$583.1
Comprehensive income (loss)
Net earnings (loss)				(13.2)			(13.2)	2.5	(10.7)
Other comprehensive income (loss):
Foreign currency translation adjustments					7.8		7.8	0.4	8.2
Cash flow hedge gains, net of reclassification adjustments and taxes					0.3		0.3		0.3
Reclassification to net earnings of cumulative translation adjustments					(2.3)		(2.3)		(2.3)
Share of other comprehensive loss of equity-accounted investments					(0.3)		(0.3)		(0.3)
Defined benefit plans actuarial gains, net of tax				0.5	—		0.5		0.5
Total comprehensive income (loss)		—	—	(12.7)	5.5	—	(7.2)	2.9	(4.3)
Transactions with owners, recorded directly in equity
Common shares issued	Note 8	5,064,560	12.6				12.6		12.6
Common shares repurchased	Note 8	(2,089,200)	(0.8)			(4.6)	(5.4)		(5.4)
Dividends	Note 10			(10.9)			(10.9)		(10.9)
Cancellation of forfeited escrow shares and contingent common shares	Notes 8 & 12	(1,302,857)	0.8	1.3		(1.3)	0.8		0.8
Business acquisition	Note 4						—	7.3	7.3
Expiry of call options over subsidiaries' shares	Note 13C			7.1			7.1	(7.1)	—
Counterpart entry to liability related to put options granted to non-controlling interests	Note 4			(24.0)			(24.0)		(24.0)
Accretion related to stock-based compensation plans						0.2	0.2		0.2
Total transactions with owners		1,672,503	12.6	(26.5)	—	(5.7)	(19.6)	0.2	(19.4)
Balance, September 30, 2024		96,312,117	$269.5	$(1,949.2)	$(1.6)	$2,223.1	$541.8	$17.6	$559.4

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three Months Ended September 30,		Nine Months Ended September 30,
(In millions of Canadian dollars, except share amounts)		2024	2023	2024	2023
		(unaudited)	(unaudited)	(unaudited)	(unaudited)
			Restated - Note 2(f)(g)		Restated - Note 2(f)(g
CASH FLOWS FROM (USED IN)
Operating activities
Net loss		$(1.9)	$(34.4)	$(10.7)	$(129.6)
Adjustments for:
Depreciation and amortization		8.3	8.1	24.6	14.8
Share-based compensation		0.4	(0.3)	(0.7)	(0.4)
(Income) Expense related to carried interest, call option and fair value (gain) loss on contingent consideration and Aimia warrants		(1.0)	(1.2)	(7.9)	25.9
Share of net (earnings) loss of equity-accounted investments		(0.2)	1.3	6.9	16.1
Net financial expense (income)		6.8	—	2.8	(5.5)
Income tax expense		2.4	0.6	8.0	9.0
Net change in fair value of investments in equity instruments		(0.1)	25.7	0.5	43.7
Changes in Limited Partners' Capital Liability		—	0.5	—	0.5
Changes in operating assets and liabilities	Note 13D	(12.0)	4.2	(35.3)	6.3
Other		(0.1)	(0.6)	0.6	2.4
		4.5	38.3	(0.5)	112.8
Cash from (used in) operating activities before the following items:		2.6	3.9	(11.2)	(16.8)
Proceeds from disposal of marketable securities held for trading	Note 5	—	12.6	—	13.8
Purchases of marketable securities held for trading	Note 5	—	—	—	(0.9)
Income taxes paid		(1.3)	(5.2)	(6.9)	(9.4)
Net cash from (used in) operating activities		1.3	11.3	(18.1)	(13.3)
Investing activities
Business acquisitions, net of cash acquired	Note 4	—	(25.0)	(17.8)	(501.2)
Proceeds from the disposal of equity-accounted investment	Note 13B	—	—	32.9	—
Proceeds from the disposal of investments in marketable securities, private companies and other financial instruments	Note 5	1.1	3.1	25.8	22.3
Proceeds from the redemption of special purposes vehicles	Note 5	—	—	0.9	6.3
Proceeds from the redemption of an investment fund	Note 5	—	—	3.5	—
Interest and dividend received		0.9	0.6	2.5	7.5
Additions to property, plant & equipment and intangibles assets		(3.3)	(3.3)	(7.9)	(5.1)
Bridge loan granted to investee		—	—	—	(2.7)
Loan repayment from related parties	Note 12	—	—	1.3	5.0
Loan granted to related parties	Note 12	—	(3.7)	(1.4)	(7.5)
Net cash from (used in) investing activities		(1.3)	(28.3)	39.8	(475.4)
Financing activities
Preferred dividends	Note 10	(3.9)	(3.1)	(10.9)	(9.5)
Return of capital to non-controlling interest		—	—	—	(3.3)
Repurchase of minority interest		—	(0.2)	—	(0.2)
Repurchase of common shares	Note 8	(5.0)	—	(5.4)	—
Principal elements of lease payments		(1.0)	(0.6)	(3.0)	(1.0)
Proceeds from other borrowings		—	—	2.9	—
Repayment of other borrowings		(4.9)	(0.4)	(5.7)	(0.7)
Interest paid		(0.5)	—	(8.1)	—
Proceeds from long-term debt, net of financing costs	Note 7	22.6	—	22.6	131.4
Repayment of long-term debt	Note 7	—	—	(4.2)	—
Repayment of assumed debt related to business acquisition		—	—	—	(83.9)
Net cash from (used in) financing activities		7.3	(4.3)	(11.8)	32.8
Net change in cash and cash equivalents		7.3	(21.3)	9.9	(455.9)
Translation adjustment related to cash		0.5	(0.1)	1.6	(6.9)
Cash and cash equivalents, beginning of period		112.8	63.9	109.1	505.3
Cash and cash equivalents, end of period		120.6	42.5	120.6	42.5

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

7
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
THESE FINANCIAL STATEMENTS CONTAIN THE FOLLOWING NOTES:

1.	STRUCTURE OF THE CORPORATION	8

2.	MATERIAL ACCOUNTING POLICY INFORMATION	9

3.	SEGMENTED INFORMATION	15

4.	ACQUISITION OF STARCHEM	18

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS	20

6.	EQUITY-ACCOUNTED INVESTMENTS	25

7.	LONG-TERM DEBT	26

8.	CAPITAL STOCK	27

9.	CONTINGENT LIABILITIES	29

10.	DIVIDENDS	30

11.	EARNINGS (LOSS) PER COMMON SHARE	31

12.	RELATED PARTIES	32

13.	ADDITIONAL FINANCIAL INFORMATION	35

8
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
1.	STRUCTURE OF THE CORPORATION

Aimia Inc. (“Aimia” or the “Corporation”) was incorporated on May 5, 2008 under the Canada Business Corporations Act. The registered and head office of Aimia is located at 1 University Avenue, 3rd Floor, Toronto, Ontario, M5J 2P1.

The Corporation is a diversified company which owns: a 94.1% interest in Giovanni Bozzetto S.p.A. (“Bozzetto”) which was acquired on May 9, 2023, a provider of specialty sustainable chemicals, offering sustainable textile, water and dispersion chemical solutions with applications in several end-markets including the textile, home and personal care, plasterboard and agrochemical markets, a 100% ownership of Cortland International, which is comprised of: (1) Tufropes, which was acquired on March 17, 2023, a manufacturer of synthetic fiber ropes and netting solutions for maritime and other various industrial customers, and (2) Cortland Industrial LLC ("Cortland"), which was acquired on July 11, 2023, a designer, manufacturer, and supplier of ropes, slings and tethers to the aerospace & defense, marine, renewables, and other diversified industrial end markets.

On January 2, 2024, Aimia, through Bozzetto, completed the acquisition of 65% of StarChem S.A. ("StarChem"), a manufacturer of auxiliary chemical solutions primarily involved in the preparation, dyeing, and finishing processes for customers within the textile industry (Note 4).

In addition, the Corporation owns a 10.85% stake in Clear Media Limited, an outdoor advertising firm in China and a 48.6% equity stake in Kognitiv Corporation ("Kognitiv"), a B2B SaaS company inspiring customer loyalty through data-driven personalization.

The Corporation also held a wholly owned investment advisory business, Mittleman Investment Management, LLC ("MIM"), as well as a minority equity stake in TRADE X, a B2B cross-border automotive trading platform, both of which were no longer in operations as of December 31, 2023. The Corporation is still in the process of finalizing the wind down of the MIM operations. Starting December 22, 2023, TRADE X has been placed under receivership pursuant to an order granted by the Ontario Superior Court of Justice (Note 5).

9
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2.	MATERIAL ACCOUNTING POLICY INFORMATION

BASIS OF PREPARATION

(a)	Statement of Compliance

These condensed unaudited consolidated interim financial statements ("interim financial statements") were prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board ("IFRS"), and in compliance with International Accounting Standard 34 - Interim Financial Reporting ("IAS 34"). Accordingly, certain information and note disclosures normally included in the audited annual consolidated financial statements have been omitted or condensed. These interim financial statements should be read in conjunction with the Corporation's audited annual consolidated financial statements for the year ended December 31, 2023.

The interim financial statements include all adjustments considered necessary by management to fairly state the Corporation's results of operations, financial position and cash flows. The operating results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.

These interim financial statements were authorized for issue by the Corporation’s Board of Directors on November 7, 2024.

(b)	Basis of Measurement

These consolidated financial statements have been prepared on the historical cost basis except for the following balance sheet items:

•	The StarChem opening balances and the contingent consideration (earn-out) payable are measured at fair value (Note 4);
•	The Paladin carried interests in Bozzetto and Cortland International were measured at fair value. The Paladin carried interests were settled during the three months ended June 30, 2024 (Note 13B);
•	Investment in marketable securities, private companies and other financial instruments are measured at fair value (Note 5);
•	Liabilities for cash-settled share-based payment arrangements are measured at fair value (Notes 12 & 13B);
•	Contingent considerations related to business acquisition or disposal are measured at fair value (Note 13B);
•	Aimia warrants issued in connection with a private placement are measured at fair value (Note 13B).

(c)	Presentation Currency

These consolidated financial statements are expressed in Canadian Dollars.

10
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

(d)	Use of Judgments and Estimates

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the amounts reported as assets, liabilities, income and expenses in the financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are accounted for prospectively.

Judgments

Judgments made in applying accounting policies that have the most significant effects on the amounts reflected in these consolidated financial statements are as follows:

•	Consolidation: whether the Corporation has control or significant influence over an investee.
•	The determination of the functional currencies of the Corporation's subsidiaries when the primary indicators are mixed.
•	Whether or not the Corporation is reasonably certain to exercise extension options over certain leases.
•	Whether the Corporation acts as a principal or an agent when performing certain toll manufacturing activities.

Estimates

Information about assumptions and estimation with a significant risk of resulting in material adjustments within the next year are presented below. Additional information about these assumptions and estimations are included in Aimia's audited consolidated financial statements for the year ended December 31, 2023, unless otherwise noted below.

•	The provisional purchase price allocation, the earn-out payable and the liability related to put options granted to non-controlling interests related to the StarChem acquisition (Note 4);
•	Measurement of the fair value of the investment in Clear Media, which include significant unobservable inputs. These inputs are detailed in Note 5;
•	Recognition of deferred tax assets, availability of future taxable profit against which deductible temporary differences and tax losses carried forward can be utilized;
•	Measurement of post-employment benefits obligations, including key actuarial assumptions;
•	Recognition and/or measurement of contingent liabilities, including assumptions about the likelihood and magnitude of potential outflows of resources;
•	Measurement of expected credit loss on the secured promissory note of Kognitiv (Note 12).

11
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

(e)	Accounting Policies

These interim financial statements have been prepared using the same accounting policies as those presented in the Corporation's audited annual consolidated financial statements for the year ended December 31, 2023, except as described below.
Accounting policies updates related to StarChem acquisition

Revenue recognition - Toll manufacturing activities
The Corporation determines that it acts as an agent when performing certain toll manufacturing activities. Therefore, the direct costs associated to these activities, which are paid to external suppliers and recharged to customers, are recorded as a reduction to revenue, with only the margin being recognized as revenue.
Adoption of revised accounting standards
The Corporation has adopted the following revised standards as detailed below:

Non-current liabilities with covenants (Amendments to IAS 1)

The IASB issued amendments ‘Non-current liabilities with covenants’ to IAS 1 ‘Presentation of financial statements’. The new amendments aim to improve the information an entity provides when its right to defer settlement of a liability is subject to compliance with covenants within twelve months after the reporting period. The new amendments are effective for annual reporting periods beginning on or after January 1, 2024 and override the previous amendments. The amendments did not have any impact on the consolidated statements of the Corporation.

12
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

(f)	Changes in presentation of the consolidated statement of operations and statement of cash flows

Statement of operations

During the three months ended June 30, 2024, the Corporation provided a strategic update centered around the objectives of unlocking the growth potential of its core holdings (Bozzetto and Cortland International), monetizing non- core investments in which Aimia owns minority interests and reviewing its capital structure to support return of capital to shareholders. This strategic update, along with the wind-down of the MIM operations and recent monetization of many of its minority investments represents a significant change in the nature of Aimia's operations.

Following a review of its consolidated financial statements, the Corporation believes that the presentation of the results from its non-core investment activities, previously grouped under "Other income (loss) from investments", below operating income (loss) (previously labelled ''income (loss) before the following items'') is a better representation of the Corporation's updated strategy and provides information that is more useful and relevant to the users of its consolidated financial statements.

Previously, ''Other income (loss) from investments'' was presented between gross profit and operating expenses, within operating income. The change in presentation of ''Other income (loss) from investments'' had no impact on earnings (loss) before income taxes and net earnings (loss).

Statement of cash flows

Following a review of its consolidated financial statements and in order to align with the changes in presentation in the consolidated statement of operations described above, the Corporation decided to change the presentation of its interest and dividends received within the consolidated statement of cash flows, from operating activities to investing activities.

Additionally, the Corporation decided to change the presentation of its interest paid within the consolidated statement of cash flows, from operating activities to financing activities.

The effect of these changes are included in Note 2(g).

13
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2.	MATERIAL ACCOUNTING POLICY INFORMATION (continued)

(g)	Restatement of comparative financial information - Finalization of purchase price allocation and reclassification of expenses

During the fourth quarter of 2023, the Corporation finalized the purchase price allocation for the Bozzetto, Tufropes and Cortland business acquisitions. Based on these updated estimated fair value, the Corporation has recalculated the results of previously reported periods as if the purchase price allocations were finalized at each acquisition dates. As a result, the comparative consolidated statements of operations, comprehensive income, changes in equity and cash flows have all been restated accordingly. Additionally, the Corporation has restated the classification of certain expenses in its comparative statements of operations in alignment with the presentation format adopted in its 2023 annual audited consolidated financial statements.

Statements of operations and comprehensive income

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	As originally presented (a)	Adjustments	Restated	As originally presented (a)	Adjustments	Restated

Statement of operations & comprehensive income (extract)
Revenue from contracts with customers	114.3	—	114.3	191.1	—	191.1
Cost of sales	(89.6)	(1.8)	(91.4)	(151.1)	2.1	(149.0)
Gross Profit	24.7	(1.8)	22.9	40.0	2.1	42.1
Operating expenses	(22.9)	(7.5)	(30.4)	(69.7)	(12.3)	(82.0)
Other income (expenses), net	(26.3)	—	(26.3)	(80.7)	—	(80.7)
Loss before income taxes	(24.5)	(9.3)	(33.8)	(110.4)	(10.2)	(120.6)

Income tax expense	(3.1)	2.5	(0.6)	(11.8)	2.8	(9.0)
Net loss	(27.6)	(6.8)	(34.4)	(122.2)	(7.4)	(129.6)
Other comprehensive loss	(1.5)	—	(1.5)	(20.2)	—	(20.2)
Comprehensive loss	(29.1)	(6.8)	(35.9)	(142.4)	(7.4)	(149.8)

Net earnings (loss) attributable to:
Equity holders of the Corporation	(27.8)	(6.4)	(34.2)	(121.8)	(7.0)	(128.8)
Non-controlling interest	0.2	(0.4)	(0.2)	(0.4)	(0.4)	(0.8)
Net loss	(27.6)	(6.8)	(34.4)	(122.2)	(7.4)	(129.6)

Comprehensive earnings (loss) attributable to:
Equity holders of the Corporation	(29.2)	(6.4)	(35.6)	(141.7)	(7.0)	(148.7)
Non-controlling interest	0.1	(0.4)	(0.3)	(0.7)	(0.4)	(1.1)
Comprehensive loss	(29.1)	(6.8)	(35.9)	(142.4)	(7.4)	(149.8)

(a)
The results presented in the table already reflect the change in presentation of ''other income (loss) from investments'' discussed in Note 2(f). In the table above, ''Other income (loss) from investments'' is presented within ''Other income (expenses), net'', while previously, its was presented between Gross Profit and Operating expenses.

14
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
2. MATERIAL ACCOUNTING POLICY INFORMATION (continued)
Statements of changes in equity

The finalization of the purchase price allocations had the following impact within the statement of changes in equity for the nine months ended September 30, 2023:

•	Net loss attributable to equity holders of the Corporation for the nine months ended September 30, 2023 and the deficit at September 30, 2023 increased by $7.0 million;
•
Non-controlling interests (''NCI'') related to the Bozzetto acquisition on May 9, 2023, net of acquisition financing impact on NCI, increased by $4.8 million, net loss attributable to non-controlling interests for the nine months ended September 30, 2023 increased by $0.4 million, and the non-controlling interests balance at September 30, 2023, increased by $4.4 million.

Statements of cash flows

The finalization of the purchase price allocation ("PPA"), as well as the change in presentation described in Note 2(f), had the following impact within the statement of cash flows for the three and nine months ended September 30, 2023:

	Three Months Ended September 30, 2023				Nine Months Ended September 30, 2023
	As originally presented	Change in presentation - Note 2(f)	PPA Adjustments	Restated	As originally presented	Change in presentation - Note 2(f)	PPA Adjustments	Restated
Statement of cash flows (extract)

Net cash from (used in) operating activities	11.9	(0.6)	—	11.3	(10.3)	(7.5)	4.5	(13.3)
Net cash used in investing activities	(28.9)	0.6	—	(28.3)	(481.7)	7.5	(1.2)	(475.4)
Net cash from (used in) financing activities	(4.3)	—	—	(4.3)	36.1	—	(3.3)	32.8
Translation adjustment related to cash	(0.1)	—	—	(0.1)	(6.9)	—	—	(6.9)
Cash and cash equivalents, beginning of period	63.9	—	—	63.9	505.3	—	—	505.3
Cash and cash equivalents, end of period	42.5	—	—	42.5	42.5	—	—	42.5

15
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
3.	SEGMENTED INFORMATION

As of September 30, 2024, Aimia, through its own operations and those of its subsidiaries, operates three reportable and operating segments, namely, Bozzetto, Cortland International and Holdings.

For each of the operating segments, the Corporation’s chief operating decision-makers (role currently occupied by the Executive Chairman and the President and Chief Financial Officer) review internal management reports on a monthly basis. Accounting policies applied for the Bozzetto, Cortland International and Holdings segments are identical to those used for the purposes of the consolidated financial statements.

Bozzetto

The Bozzetto segment includes the results of Bozzetto and StarChem from their respective acquisitions on May 9, 2023 and January 2, 2024 (Note 4) as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense, the Paladin carried interest expense and costs associated with the termination of Paladin agreements.

Cortland International

The Cortland International segment includes the results of Tufropes and Cortland from their respective acquisitions on March 17, 2023 and July 11, 2023 as well as other expenses that relate to these acquisitions, including transaction costs, the Paladin option expense, the Paladin carried interest expense and costs associated with the termination of Paladin agreements.

Holdings

The Holdings segment includes Aimia's investments in Clear Media Limited, Kognitiv, as well as minority investments in various public company securities and limited partnerships. Holdings also includes corporate operating costs, including costs related to public company disclosure and Board costs, executive leadership, legal, finance and administration. The comparative period also includes results associated with MIM's operations and Aimia's investment in TRADE X.

16
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
3.	SEGMENTED INFORMATION (continued)
	Three Months Ended September 30,
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023

Operating Segment	Bozzetto (b)		Cortland International (c)		Holdings		Eliminations		Total
Revenue from contracts with customers	86.0	75.9	43.1	38.4	—	—	—	—	129.1	114.3
Cost of sales	(60.7)	(60.7)	(33.0)	(30.7)	—	—	—	—	(93.7)	(91.4)
Gross Profit	25.3	15.2	10.1	7.7	—	—	—	—	35.4	22.9
Operating expenses
Selling, general and administrative expenses	(16.2)	(14.9)	(7.9)	(8.1)	(5.3)	(7.4)	—	—	(29.4)	(30.4)
Operating income (loss)	9.1	0.3	2.2	(0.4)	(5.3)	(7.4)	—	—	6.0	(7.5)
Share of net earnings (loss) from equity-accounted investments	0.2	0.2	—	—	—	(1.5)	—	—	0.2	(1.3)
Net change in fair value of investments	—	—	—	—	0.1	(25.7)	—	—	0.1	(25.7)
Interest, dividend and other investment income	—	0.3	0.2	—	1.2	2.3	—	—	1.4	2.6
Financial income (expense), net	(4.3)	(5.5)	(0.1)	2.5	(3.8)	0.4	—	—	(8.2)	(2.6)
Income (expenses) related to carried interest, call option and fair value gain (loss) on contingent consideration and Aimia warrants	—	—	—	(0.1)	1.0	1.3	—	—	1.0	1.2
Intercompany interest income (expense)	—	—	(2.3)	(2.3)	2.3	2.3	—	—	—	—
Increase in limited partners' capital liability	—	—	—	—	—	(0.5)	—	—	—	(0.5)
Earnings (loss) before income taxes (a)	5.0	(4.7)	—	(0.3)	(4.5)	(28.8)	—	—	0.5	(33.8)
Total assets (d)	554.9	463.4	286.1	285.5	248.2	336.2	(114.5)	(108.1)	974.7	977.0

(a)
The reconciliation of the consolidated earnings (loss) before income taxes to the consolidated net earnings (loss) for the three months ended September 30, 2024 and September 30, 2023 is presented in the consolidated statements of operations.

(b)
The Bozzetto segment includes results of Bozzetto since its acquisition on May 9, 2023, as well as results of StarChem since its acquisition date on January 2, 2024. The results for the three months ended September 30, 2024 include transaction costs of $0.1 million presented in Selling, general and administrative expenses (2023: nil).

(c)
The Cortland International segment includes results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively. The results for the three months ended September 30, 2024 include transaction and transition costs of $0.2 million presented in Selling, general and administrative expenses (2023: $2.8 million).

(d)
Total assets of the Holdings segment as of September 30, 2024 and 2023 includes $114.5 million (2023: $108.1 million) of intercompany interest bearing loan (including accrued interests) to Cortland International.

17
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
3.	SEGMENTED INFORMATION (continued)

	Nine Months Ended September 30,
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
Operating Segment	Bozzetto (b)		Cortland International (c)		Holdings		Eliminations		Total
Revenue from contracts with customers	261.5	121.8	112.1	69.0	—	0.3	—	—	373.6	191.1
Cost of sales	(183.8)	(92.9)	(87.3)	(56.1)	—	—	—	—	(271.1)	(149.0)
Gross Profit	77.7	28.9	24.8	12.9	—	0.3	—	—	102.5	42.1
Operating expenses
Selling, general and administrative expenses	(54.2)	(35.4)	(24.5)	(25.5)	(24.2)	(21.1)	—	—	(102.9)	(82.0)
Operating income (loss)	23.5	(6.5)	0.3	(12.6)	(24.2)	(20.8)	—	—	(0.4)	(39.9)
Share of net earnings (loss) from equity-accounted investments	0.6	0.2	—	—	(7.5)	(16.3)	—	—	(6.9)	(16.1)
Net change in fair value of investments	—	—	—	0.3	(0.5)	(44.0)	—	—	(0.5)	(43.7)
Interest, dividend and other investment income	0.2	0.5	0.4	0.3	7.2	12.5	—	—	7.8	13.3
Financial income (expense), net	(12.7)	(7.4)	(0.6)	(0.5)	2.7	0.1	—	—	(10.6)	(7.8)
Income (expenses) related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants	—	(17.2)	3.7	(10.3)	4.2	1.6	—	—	7.9	(25.9)
Intercompany interest income (expense)	—	—	(6.8)	(5.1)	6.8	5.1	—	—	—	—
Increase in limited partners' capital liability	—	—	—	—	—	(0.5)	—	—	—	(0.5)
Earnings (loss) before income taxes (a)	11.6	(30.4)	(3.0)	(27.9)	(11.3)	(62.3)	—	—	(2.7)	(120.6)
Total assets (d)	554.9	463.4	286.1	285.5	248.2	336.2	(114.5)	(108.1)	974.7	977.0

(a)
The reconciliation of the consolidated earnings (loss) before income taxes to the consolidated net earnings (loss) for the nine months ended September 30, 2024, and September 30, 2023, is presented in the consolidated statements of operations.

(b)
The Bozzetto segment includes results of Bozzetto since its acquisition on May 9, 2023, as well as results of StarChem since its acquisition date on January 2, 2024. The results for the nine months ended September 30, 2024 include transaction costs of $1.0 million presented in Selling, general and administrative expenses, of which $0.4 million were related to the StarChem acquisition (Note 13A). The results for the nine months ended September 30, 2024 also include costs of $4.9 million incurred for the termination of Paladin agreements presented in Selling, general and administrative expenses (Note 13B). The results for the nine months ended September 30, 2023 include transaction costs of $12.4 million presented in Selling, general and administrative expenses (Note 13A), all of which were related to the Bozzetto acquisition, a $12.9 million non-cash expense related to the Paladin Carried Interest in Bozzetto and a $4.3 million non-cash expense related to the Paladin option to purchase up to 19.9% of Aimia's investment in Bozzetto.

(c)
The Cortland International segment includes results of Tufropes and Cortland since their acquisition date on March 17, 2023 and July 11, 2023, respectively. The results for the nine months ended September 30, 2024 include transaction and transition costs of $2.3 million, costs of $1.5 million incurred for the termination of Paladin agreements presented in Selling, general and administrative expenses, and a $3.9 million income related to the termination of the Paladin Carried Interest in Cortland International (Notes 13A & 13B). The results for the nine months ended September 30, 2023 include transaction and transition costs of $14.7 million presented in Selling, general and administrative expenses (Note 13A), a $7.5 million non-cash expense related to the Paladin Carried Interest in Cortland International and a $2.8 million non-cash expense related to the Paladin option to purchase up to 19.9% of Cortland International.

(d)
Total assets of the Holdings segment as of September 30, 2024 and 2023 includes $114.5 million (2023: $108.1 million) of intercompany interest bearing loan (including accrued interests) to Cortland International.

18
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
4.	ACQUISITION OF STARCHEM

On November 6, 2023, Aimia announced that its Bozzetto subsidiary had signed a definitive share purchase agreement to acquire 65% of StarChem. The transaction closed on January 2, 2024. StarChem, headquartered in San Pedro Sula, Honduras, is a manufacturer of specialty chemical solutions used primarily in preparation, dyeing, and finishing processes by its large, multi-national textile industry customers. StarChem has two production facilities, Merril and StarChem Honduras. Bozzetto’s acquisition of StarChem will expand its geographical presence and advance Aimia’s stated plan for Bozzetto to enter the Americas through mergers and acquisitions.

The purchase price for the acquisition amounted to $24.1 million (US$18.2 million), with a potential earn-out of up to $12.4 million (US$9.1 million) based on EBITDA targets to be met over the next two years, subject to customary adjustments related to net debt and working capital at closing as well as at the second anniversary of the transaction upon determination of the earn-out. Bozzetto incurred transaction costs of $1.0 million for this acquisition, of which $0.6 million were incurred in 2023. The purchase price was funded from Bozzetto’s existing capex credit facility and Bozzetto’s cash on hand, with 90% of the purchase price funded at closing. The remaining balance was paid during the three months ended June 30, 2024 upon the finalization of the adjustments related to net debt and working capital. The executive management team of StarChem, retains a collective minority stake of 35% in the company.
The estimated fair value of the earn-out contingent consideration was based on the expected EBITDA target for StarChem to be achieved over the next two years, discounted as of acquisition date using a rate of 12.6%. The cash flows were projected based on past experience, actual operating results, and on the financial long-range plan prepared by management. At closing, the contingent consideration was estimated at $7.7 million and presented in Other non-current liabilities. As of September 30, 2024, the liability amounted to $8.6 million (Note 13B).

Liquidity option

A put option has been granted to StarChem's executive management in order to enable them to sell a portion of their ownership to Bozzetto at each of the fifth and 10th anniversary of the transaction. The purchase price to be paid by Bozzetto upon the exercise of the option will be based on the fair value of StarChem at that time (based on the same EBITDA multiple than the 65% initial acquisition). The redemption value of the ownership has therefore been accounted as a liability with the offset in Retained earnings (Deficit). The redemption value has been discounted using a discount rate of 5.7%. If the option ends up not being exercised, the amount presented as a liability will be reclassified back to Retained earnings (Deficit) in equity. At transaction date, a value of $17.8 million has been recorded for this liability and is presented in Other non-current liabilities. As of September 30, 2024, the liability amounted to $18.9 million (Note 13B).
Revenue and earnings before income taxes contribution

Results of StarChem since its acquisition by the Corporation are presented as part of the Bozzetto segment in Note 3.

During the nine months ended September 30, 2024, StarChem has contributed revenue of 24.5 million and earnings before income taxes of $2.3 million. The earnings before income taxes include transaction costs related to the acquisition of the business of $0.4 million and net financial expenses of $2.5 million (including incremental interests expense on the credit facilities, interest on the contingent consideration liability and foreign exchange gain on the revaluation of the earn-out contingent consideration).

19
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
4.	ACQUISITION OF STARCHEM (continued)
Purchase price allocation

The Corporation is in the process of completing the initial accounting for the business combination for StarChem at this time. As permitted under IFRS 3, a provisional estimate of the purchase price allocation and fair values of tangible and intangible assets as well as goodwill was performed and is presented below.

Purchase price
Base purchase price	24.1
Net debt and working capital adjustments	1.3
Provisional contingent consideration (earn-out) fair value at closing	7.7
Net consideration to allocate	33.1

Provisional recognized amounts of identifiable assets acquired and liabilities assumed
Cash	7.6
Accounts receivable	8.6
Inventories	17.0
Other current assets	0.1
Property, Plant and Equipment	2.0
Accounts payables and accrued liabilities	(13.4)
Lease liabilities	(0.9)
Other non-current liabilities	(0.1)
Total provisional identifiable net assets (liabilities)	20.9
Provisional non-controlling interests (a)	(7.3)
Provisional goodwill and intangible assets (b)	19.5
Total	33.1
(a)	The Corporation has presented the provisional non-controlling interests based on 35% of the identifiable net assets.
(b)
The Corporation currently expects to recognize customer relationships as the main intangible assets upon the finalization of the purchase price allocation. Other intangibles could also be identified upon the finalization of the purchase price allocation. The provisional goodwill and intangible assets balance as of September 30, 2024, is presented as "Goodwill" in the consolidated statement of financial position.

20
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Hierarchy

Financial instruments recorded at fair value on the consolidated statement of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:

Level 1 - valuation based on quoted prices observed in active markets for identical assets or liabilities.

Level 2 - valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - valuation techniques with significant unobservable market inputs.

A financial instrument is classified at the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.
The following table presents the fair value of the Corporation's investments and their fair value hierarchy classification.

September 30,			December 31,
	Hierarchy	2024	2023
Investment in marketable securities
Capital A
Capital A - Common shares	Level 1	—	25.5
Capital A - Warrants	Level 1	0.7	2.2
Other - held through Tufropes	Level 2	0.1	0.1
Total		0.8	27.8
Investment in private companies and other financial instruments
Clear Media Limited	Level 3	28.4	27.7
Kognitiv - Warrants	Level 3	—	0.6
Investment funds	Level 2	2.5	5.5
Total		30.9	33.8

21
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
5.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The net change in fair value of investments for the three and nine months ended September 30, 2024 and 2023 is detailed below.

		Three Months Ended September 30,		Nine Months Ended September 30,
	Hierarchy	2024	2023	2024	2023
Realized fair value gain (loss)
Cineplex	Level 1	—	(1.3)	—	(2.0)
Kognitiv - Convertible Note	Level 3	—	(1.2)	—	(1.2)
Capital A - Common shares	Level 1	—	—	(2.6)	—
Capital A - Warrants	Level 1	0.3	—	0.4	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	(11.8)	—	(12.8)
Special purpose vehicles	Level 2	—	—	—	(0.4)
Investment funds	Level 2	—	—	1.0	—
Net change in unrealized fair value
Clear Media	Level 3	(0.1)	1.3	0.8	—
Capital A
Capital A - Common shares	Level 1	—	5.5	1.9	9.7
Capital A - RCUIDS	Level 1	—	2.5	—	3.3
Capital A - Warrants	Level 1	(0.1)	1.1	(0.8)	1.1
TRADE X
TRADE X - Preferred shares	Level 3	—	(17.4)	—	(40.1)
TRADE X - Convertible Note	Level 3	—	(17.1)	—	(17.4)
TRADE X - Warrants	Level 3	—	(1.7)	—	(4.0)
Cineplex	Level 1	—	1.3	—	2.5
Kognitiv
Kognitiv - Convertible Note	Level 3	—	1.2	—	1.1
Kognitiv - Warrants	Level 3	—	—	(0.6)	—
Marketable securities - held through Precog Capital Partners, L.P.	Level 1	—	11.0	—	12.3
Money Market Fund - held through Tufropes	Level 2	—	—	—	0.3
Special purpose vehicles	Level 2	—	1.1	—	3.3
Investment funds	Level 2	—	(0.2)	(0.6)	0.6
Net change in fair value of investments		0.1	(25.7)	(0.5)	(43.7)

22
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
5.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The following table provides information about how the fair value of the investments in private companies and other financial instruments were derived.

September 30, 2024
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
		Discount rate	17.5% - 19.5%	+/- 1% = +/- $2.5MM
Clear Media Limited	Income Approach - Discounted cash flows	Long-term growth rate	3%	+/- 1% = +/- $1.6MM
Discretionary cash flows
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

December 31, 2023
Investments	Valuation technique	Key valuation inputs	Range	Sensitivity
Clear Media Limited	Income Approach - Discounted cash flows	Discount rate	17.5% - 20%	+/- 1% = +/- $2.4MM
		Long-term growth rate	3%	+/- 1% = +/- $1.4MM
		Discretionary cash flow
Kognitiv - Warrants	Market Approach - Black- Scholes option pricing model	Share price	$0.59
		Volatility	50%	Not significant
		Exercise price	$1.5
Investment funds	Price Based	Net Asset Value attributed based on investor statement	N/A	N/A

23
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
5.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
The table below provides additional details on the cash movements related to the following line items included in the consolidated statements of cash flows for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
INCLUDED IN OPERATING ACTIVITIES
Purchases of marketable securities held for trading
Marketable securities - held through Precog Capital Partners, L.P.	—	—	—	(0.9)
Total	—	—	—	(0.9)
Proceeds from disposal of marketable securities held for trading
Marketable securities - held through Precog Capital Partners, L.P.	—	12.6	—	13.8
Total	—	12.6	—	13.8
INCLUDED IN INVESTING ACTIVITIES
Proceeds from disposal of investments in marketable securities, private companies and other financial instruments
Capital A - Common shares	0.4	—	24.8	—
Capital A - Warrants	0.7	—	1.0	—
Money Market Fund - held through Tufropes	—	—	—	16.1
Cineplex	—	3.1	—	6.2
Total	1.1	3.1	25.8	22.3

Investments in equity instruments of Clear Media Limited

As of September 30, 2024, the fair value of the indirect investment in Clear Media Limited has been estimated at $28.4 million. Aimia recognized an unrealized fair value loss of $0.1 million and an unrealized fair value gain of $0.8 million during the three and nine months ended September 30, 2024, respectively, due to the foreign exchange variations.

Investment in Capital A Berhad

Common shares

During the three and nine months ended September 30, 2024, the Corporation sold 1,759,145 and 107,435,545 common shares of Capital A for total proceeds of $0.4 million (MYR 1.5 million) and $24.8 million (MYR 86.1 million), respectively. As of September 30, 2024, the Corporation has completely divested its investment in Capital A common shares.

The disposal of Capital A common shares resulted in realized losses of nil and $2.6 million during the three and nine months ended September 30, 2024, respectively, as well as unrealized fair value gain of nil and an unrealized fair value gain of $1.9 million during the three and nine months ended September 30, 2024, respectively.

24
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
5.	FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
During the three and nine months ended September 30, 2023, Aimia recorded an unrealized fair value gain of $5.5 million and an unrealized fair value gain of $9.7 million, respectively, for this investment.

Warrants

During the three and nine months ended September 30, 2024, the Corporation sold 8,926,000 and 12,800,700 warrants of Capital A for total proceeds of $0.7 million (MYR 2.3 million) and $1.0 million (MYR 3.4 million), respectively. The disposal of Capital A warrants resulted in realized fair value gains of $0.3 million and $0.4 million during the three and nine months ended September 30, 2024, respectively.

As of September 30, 2024, the fair value of the warrants was $0.7 million and Aimia recognized unrealized fair value losses of $0.1 million and $0.8 million during the three and nine months ended September 30, 2024, respectively, for this investment.

Investments in investment funds

During the three months ended March 31, 2024, Aimia redeemed its investment in one investment fund for an amount of $3.5 million, resulting in a realized fair value gain of $1.0 million. During the three and nine months ended September 30, 2024, Aimia recognized unrealized fair value losses of nil and $0.6 million, respectively, related to its investments in investment funds.

Financial assets and financial liabilities at amortized cost

The carrying amounts reported in the consolidated statement of financial position for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair values based on the immediate or short-term maturities of these financial instruments. The carrying amount of the long-term debt approximates its fair value based on the variable rate characteristic of the debt, which resets every six months.

25
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
6.	EQUITY-ACCOUNTED INVESTMENTS

As at	September 30,	December 31,
	2024	2023
Kognitiv	—	7.8
Other investment in associates - held through Bozzetto	5.0	4.4
Total	5.0	12.2

Share of net earnings (loss) of equity-accounted investments	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Kognitiv	—	(1.5)	(7.5)	(16.3)
Other investment in associates - held through Bozzetto	0.2	0.2	0.6	0.2
Total	0.2	(1.3)	(6.9)	(16.1)
INVESTMENT IN KOGNITIV
As of September 30, 2024, due to the accumulation of the share of net losses from Kognitiv equity-accounted for by Aimia since its initial investment, the carrying value of the Kognitiv investment now amounts to nil. Accordingly, during the three months ended June 30, 2024, the Corporation has stopped recognizing its share of net losses from Kognitiv when Aimia's share of net losses of Kognitiv equaled its net investment in Kognitiv. Aimia has not incurred any legal or constructive obligations, nor made payments on behalf of Kognitiv and, as such, has not recognized any liabilities related to its investment in Kognitiv.

Aimia's other investments in Kognitiv include senior secured promissory notes (Note 12), which are not considered part of the net investment in Kognitiv for the purpose of equity-accounting.

Divestiture of the Enterprise business

During the three months ended September 30, 2024, Kognitiv divested its Enterprise business unit and associated Enterprise Loyalty Platform ("ELP"). The transaction also includes the Air Miles Middle-East Reward Program. The ELP is separate and distinct from Kognitiv’s SaaS platform. The proceeds from the transaction will be used by Kognitiv to operate its remaining SaaS business.

2024 Financing

During the nine months ended September 30, 2024, Kognitiv secured new short-term debt financing in the form of secured promissory notes amounting to $3.4 million, of which $2.5 million was provided by Aimia. This amount included $1.0 million already advanced by Aimia as of December 31, 2023.

Refer to Note 12 for additional details on the promissory note agreements Aimia entered into with Kognitiv.

26
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
7.	LONG-TERM DEBT

BOZZETTO CREDIT FACILITIES

CDP senior loan

During the three months ended September 30, 2024, Bozzetto entered into a new financing agreement with an Italian development bank for an amount of $22.6 million (€15.0 million). This new loan matures in September 2027 and bears interest at Euribor 3 months ("E3M") plus a margin of 1.80% per annum. The loan is subject to subject to equal quarterly principal repayments starting December 2024 as well as quarterly interest payments.

Under the terms of the CDP senior loan agreement, Bozzetto is subject to the satisfaction of a leverage ratio, which is measured on a quarterly basis starting on September 30, 2024. The leverage ratio is defined as the ratio of total net debt at the end of the relevant period over the trailing twelve months EBITDA, as defined in the loan agreement.

Senior Loans

Cancellation of unused commitment

During the three months ended March 31, 2024, Bozzetto cancelled the unused available commitment under each of the Capex A and Capex B facilities amounting to €3.5 million and €3.5 million, respectively.

During the three months ended September 30, 2024, Bozzetto cancelled an amount of €5.0 million of the unused available commitment under the Revolver. Subsequent to September 30, 2024, Bozzetto cancelled the remaining portion of the unused available commitment under the Revolver amounting to €5.0 million.

Repayments

In June 2024, Bozzetto repaid a principal amount of $4.2 million (€2.9 million) under its credit Facility A, representing the semi-annual principal repayment under the terms of Bozzetto's credit facilities.

Subsequent to September 30, 2024, Bozzetto provided to the lenders a notice of voluntary prepayment amounting to $21.0 million (€13.9 million) against the Facility A and Capex A tranches of its senior loans. The voluntary prepayment will be applied against portions of the scheduled semi-annual principal repayments under the senior loans amortization schedule for the June 2025, December 2025 and June 2026 repayment dates.

27
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
8.	CAPITAL STOCK

COMMON SHARES
Share issuance in connection with the termination of the Paladin agreements

As part of the consideration to terminate the Paladin agreements, the Corporation issued 5,040,000 common shares valued at $12.6 million. The common shares issued are subject customary lock-up provisions for a six-month period from the date of the termination of the agreements. Refer to Note 13B for additional details on the termination of the Paladin agreements.

Normal course issuer bid

On June 4, 2024, the Corporation announced it had received approval from the Toronto Stock Exchange to purchase up to 7,009,622 of its issued and outstanding common shares under a normal course issuer bid ("NCIB") during the period from June 6, 2024 to no later than June 5, 2025 (the "2024-2025 NCIB"). During the nine months ended September 30, 2024, Aimia repurchased, under the 2024-2025 NCIB, 2,089,200 common shares for a total consideration of $5.4 million, which included 1,300,000 common shares repurchased from Milkwood Capital (UK) Ltd. (“Milkwood”) for $3.3 million as part of the settlement agreement between the parties that was announced on December 29, 2023 (Note 9). Share capital was reduced by $0.8 million and the remaining $4.6 million balance was accounted for as a reduction of contributed surplus.
Subsequent to September 30, 2024, Aimia repurchased 302,800 common shares for a total consideration of $0.8 million.

Escrow shares and contingent shares - MIM acquisition

The consideration paid for the acquisition of Mittleman Investment Management, LLC, in June 2020 included up to 2.7 million common shares that could be issued to the sellers subject to achievement of certain earn-out and performance related targets prior to the fourth anniversary of the closing of the transaction. Of those 2.7 million common shares, 1.6 million were subject to forfeiture and/or clawback clauses, and were originally issued and deposited in escrow (the "escrow shares") at the transaction closing. The remaining common shares could only be issued upon achieving the performance related targets (the "contingent shares").

None of the performance targets were achieved prior to the fourth anniversary of the transaction on June 19, 2024. Therefore, in accordance with the terms of MIM purchase agreement, 262,828 escrow shares were released from escrow, 1,302,857 escrow shares were forfeited and cancelled, 24,560 new common shares were issued and no contingent shares were issued.

Upon the release of the escrow shares to the sellers, an amount of $0.8 million was reclassified from accounts payable and accrued liabilities to share capital. As a result of no contingent shares being issued, $1.3 million of the original contributed surplus recorded related to the contingent shares was reclassified to retained earnings.

28
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
8.	CAPITAL STOCK (continued)
PREFERRED SHARES, SERIES 3 AND SERIES 4

On February 22, 2024, Aimia announced that it would not be exercising its right to redeem all or part of the Series 3 Preferred Shares on March 31, 2024. As a result and subject to certain conditions, the holders of the Series 3 Preferred Shares had the right, at their option, to convert their shares into Cumulative Redeemable Floating Rate First Preferred Shares, Series 4 (the “Series 4 Shares”), subject to certain conditions. On March 22, 2024, Aimia announced that 2,706,112 of its 4,355,263 currently outstanding Series 3 Shares were tendered for conversion, on a one-for-one basis, into Series 4 Shares after having taken into account all election notices following the March 18, 2024 conversion deadline. As a result, as at April 1, 2024, the Corporation now has 1,649,151 Series 3 Shares issued and outstanding and 2,706,112 Series 4 Shares issued and outstanding.

With respect to the Series 3 Shares outstanding on or after April 1, 2024, the annual dividend rate for the five-year period from and including March 31, 2024 up to but excluding March 31, 2029 will be 7.773%, being 4.20% over the five-year Government of Canada bond yield, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 3 Shares.

With respect to the Series 4 Shares outstanding on or after April 1, 2024, the dividend rate for the floating rate period from and including September 30, 2024 to, but excluding, December 31, 2024 will be 8.405%, being equal to the three-month Government of Canada Treasury Bill yield plus 4.20% per annum, calculated on the basis of the actual number of days in such quarterly period divided by 366, as determined in accordance with the rights, privileges, restrictions and conditions attaching to the Series 4 Shares (the “Floating Quarterly Dividend Rate”). The Floating Quarterly Dividend Rate will be reset every quarter.

29
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
9.	CONTINGENT LIABILITIES

LITIGATION AND LEGAL PROCEEDINGS

Actions against alleged joint actors

On April 12, 2023, Aimia commenced an action against Christopher Mittleman before the Ontario Superior Court. Aimia alleged that Christopher Mittleman communicated with various Aimia shareholders relating to the acquisition and voting of Aimia shares. The Corporation subsequently amended its claim to name Mithaq Capital SPC (“Mithaq”) and Milkwood as defendants. Aimia alleged, among other things, that Mithaq, Milkwood and Mr. Mittleman engaged in an undisclosed campaign to acquire Aimia shares in an effort to reconstitute Aimia’s board and alter its business strategy. Mr. Mittleman, Milkwood, and Mithaq each commenced counterclaims against Aimia. Aimia’s action and the defendants’ counterclaims were scheduled to be heard at a trial on January 8, 2024.

Additionally, on April 27, 2023, Mithaq commenced an application against Aimia before the Ontario Superior Court, seeking a review of the proxies cast at Aimia’s April 18, 2023 annual general meeting of shareholders (the “AGM”) and additional unspecified “ancillary relief”. On October 5, 2023, Mithaq brought a motion seeking a declaration that none of Aimia’s directors were elected at the AGM and an order calling a special meeting of Aimia shareholders. Mithaq’s motion was scheduled to be heard at the January 8, 2024 trial of Aimia’s action and the defendants’ counterclaims.

On December 29, 2023, Aimia announced that it had entered into a settlement agreement with Milkwood through which both Aimia and Milkwood agreed to dismiss all legal proceedings against each other. On January 3, 2024, Aimia announced that it had entered into a settlement agreement with Mr. Mittleman through which both Aimia and Mr. Mittleman agreed to dismiss all legal proceedings against each other.

Litigation settlement expenses related to these two settlement agreements have been recorded in selling, general and administrative expenses in the consolidated statements of operations. These expenses were not material.

On January 7, 2024 the trial of the action, scheduled to commence on January 8, 2024, was vacated as Aimia and Mithaq believed they would be able to settle the litigation. On October 31, 2024, Aimia announced that it had signed a cooperation agreement (the “Cooperation Agreement”) with Mithaq that will result in the dismissal of all outstanding litigation between the two parties, the appointment of two Mithaq nominees to Aimia’s Board of Directors, the grant of customary pre-emptive and registration rights to Mithaq, the adoption of customary standstill provisions through March 31, 2026, and an undertaking from Mithaq to vote all of its common shares of the Corporation in favour of each of Aimia’s management nominees for election to the Corporation’s board of directors at Aimia’s next annual general meeting of shareholders to be held in 2025.

Aimia has agreed to pay Mithaq $2.0 million (US$1.5 million) as reimbursement for third-party fees, costs and expenses incurred by Mithaq in connection with the litigation. The expense has been recorded in the three month ended September 30, 2024 and is presented in Selling, general and administrative expenses in the consolidated statements of operations.

30
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
10.	DIVIDENDS

Quarterly dividends declared to preferred shareholders of Aimia for the nine months ended September 30, 2024 and 2023, were as follows:

	2024		2023
Three months ended	Amount	Per preferred share	Amount	Per preferred share
Series 1
March 31,	1.5	0.300125	1.5	0.300125
June 30,	1.6	0.300125	1.6	0.300125
September 30,	1.5	0.300125	1.5	0.300125
Total	4.6	0.900375	4.6	0.900375
Series 3
March 31,	1.7	0.375688	1.7	0.375688
June 30,	0.7	0.485813	1.6	0.375688
September 30,	0.8	0.485813	1.6	0.375688
Total	3.2	1.347314	4.9	1.127064
Series 4
March 31,	—	—	—	—
June 30,	1.5	0.570677	—	—
September 30,	1.6	0.570098	—	—
Total	3.1	1.140775	—	—

Total preferred dividends on Series 1, Series 3 and Series 4	10.9		9.5

Aimia is subject to Part VI.1 tax under the Income Tax Act (Canada) (the “ITA”) at an imposed tax rate of 40% associated with dividends paid on its preferred shares. For the three and nine months ended September 30, 2024, the gross amount of Part VI.1 tax expense is $1.6 million and $4.4 million (2023: $1.3 million and $3.8 million), respectively. Aimia and its related Canadian subsidiaries currently do not have sufficient Canadian taxable income to benefit from the Part VI.1 tax deduction to offset the Part 1 tax. Any unused Part VI.1 tax deduction are carried forward as non-capital losses under the rules specifically provided under the ITA.

During the nine months ended September 30, 2024 and 2023, the Corporation paid $2.9 million and $2.1 million of Part VI.1 tax, respectively.

On November 7, 2024, the Board of Directors of Aimia declared quarterly dividends of $0.300125 per Series 1 preferred share, $0.485813 per Series 3 preferred share and $0.528183 per Series 4 preferred share, in each case payable on December 31, 2024, to shareholders of record on December 17, 2024.

31
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
11.	EARNINGS (LOSS) PER COMMON SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Earnings (loss) attributable to equity holders of the Corporation	(2.8)	(34.2)	(13.2)	(128.8)
Deduct: Dividends declared on preferred shares related to the period (Note 10)	(3.9)	(3.1)	(10.9)	(9.5)
Earnings (loss) attributable to common shareholders	(6.7)	(37.3)	(24.1)	(138.3)
Weighted average number of common shares - Basic and diluted (a)	96,897,870	82,598,929	95,182,460	82,598,929
Basic earnings (loss) per common share	$(0.07)	$(0.45)	$(0.25)	$(1.67)
Diluted earnings (loss) per common share	$(0.07)	$(0.45)	$(0.25)	$(1.67)
(a)
The weighted average number of basic common shares calculation for the three and nine months ended September 30, 2023 excluded common shares issued and deposited in escrow as part of the MIM transaction as they were subject to forfeitures.

32
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
12.	RELATED PARTIES
DEPARTURE OF EXECUTIVES

During the three months ended March 31, 2024, the Corporation announced the departure of its CEO, Phil Mittleman and President, Michael Lehmann. The executives were granted by the Corporation separation payments amounting to an aggregate of $1.6 million. In addition, 416,667 unvested DSUs owned by the CEO vested. The intrinsic value of these DSUs represented $1.4 million at the time of departure. All of the executives' vested DSUs, which represented a total amount of $4.3 million upon payment, were settled in July 2024 in accordance with the DSU plan.

The departure of Phil Mittleman was not considered a termination event in the context of the MIM acquisition agreement and, as such, he remained entitled to escrow shares and contingent shares in accordance with the original acquisition agreement. On the fourth anniversary of the MIM acquisition, 104,645 escrow shares were released to Phil Mittleman (Note 8).

TRANSACTIONS WITH A FORMER EXECUTIVE

Deferred share units

On March 27, 2023, the Corporation terminated the employment of a former executive, Christopher Mittleman. The termination of this former executive constituted a termination of service under the Corporation’s DSU plan. Upon termination of service, this former executive became entitled, for each DSU credited to its account, to a payment in cash equivalent to the value of an Aimia common share. As of the termination date, this former executive held 416,667 vested DSUs.

Secured promissory note

On July 8, 2022, the Corporation entered into a secured promissory note agreement to lend Christopher Mittleman an amount of $1.3 million (US$1.0 million). The secured promissory note bore interest at 7.5% annually and had a maturity date at the earlier of (1) July 8, 2027 or (2) the date upon which the vested DSUs granted to the former executive are settled pursuant to the terms and conditions of the DSU plan.

The termination of employment of this former executive was considered an event of default under the secured promissory note agreement. As a result, the principal as well as accrued and unpaid interests outstanding became immediately due. During the three months ended March 31, 2024, upon settlement of the DSUs, Aimia has received full payment of the promissory note and accrued interest.

Escrow and contingent shares

Under the Purchase Agreement and related agreements (the “MIM Agreements”) regarding the purchase, by the Corporation, on June 19, 2020, of MIM, a portion of the consideration payable to Christopher Mittleman was contingent upon his continued employment with the Corporation for a period of 10 years. Given the termination of his

33
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
12.	RELATED PARTIES (continued)
employment before the end of such period, the Corporation was entitled to claw back the pro rata portion of the consideration attributable to this executive, with recourse against the 485,053 shares attributable to the former executive placed in escrow at the time the acquisition of MIM closed. Accordingly, upon the fourth anniversary of the transaction, these escrow shares were forfeited and cancelled (Note 8). In addition, this former executive was no longer entitled to its 291,032 contingent shares in connection with the MIM acquisition.

As a result, an accrued liability for deferred compensation of $0.4 million was reversed in the first quarter ended March 31, 2023, relating to the claw back of the escrow shares, as described above, and $0.6 million of the original contributed surplus recorded related to the contingent shares was reclassified to retained earnings.

TRANSACTIONS WITH KOGNITIV

Promissory Notes

First secured promissory note

In the first quarter ended March 31, 2023, the Corporation entered into a secured promissory note agreement with Kognitiv whereby the Corporation agreed to lend an amount of $5.0 million to Kognitiv, of which an amount of $2.0 million was already advanced in 2022. The promissory note bore interest at 12%, was subject to a 3% structuring fee and had a maturity date as of March 7, 2023 and was secured by all present and future accounts receivable of the borrowers and all proceeds thereof. The promissory note was fully repaid by Kognitiv on March 7, 2023, and the Corporation recognized total interest of $0.3 million over the course of the loan period.

Amended and Restated second secured promissory note

During the third quarter of 2023, the Corporation entered into a second secured promissory note agreement totaling up to $4.5 million. During the nine months ended September 30, 2024, the promissory note was amended and restated to include an additional $2.0 million, of which an amount of $1.0 million was already advanced in 2023. The amended and restated promissory note is now totaling $6.5 million, excluding accrued interests. The promissory note now bears interest at 14%, and was originally subject to a $0.2 million structuring fee. Aimia recorded interest income of $0.3 million and $0.7 million during the three and nine months ended September 30, 2024, respectively. The amount, including accrued interest, is presented as Receivable from related party on the consolidated statements of financial position. The principal amount of $6.5 million and accrued interest thereon under the promissory note is secured by all present and future accounts receivable of the borrowers and all proceeds thereof, and by all present and after-acquired personal property of Kognitiv and its subsidiary loan parties.
The amended and restated secured promissory note matured on March 31, 2024. The maturity of the note has not been extended and it is now in default. The Corporation is currently enforcing its rights for payment in regards to the promissory note. The Corporation considers that there is an increased credit risk on a $2.2 million balance (principal and accrued interests) of its amended and restated promissory note that is subordinated to other senior secured debt of Kognitiv. Accordingly, Aimia recorded a $2.2 million expected credit loss provision during the three months ended September 30, 2024. The provision is presented in net financial expenses in the consolidated statements of operations.

34
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
12.	RELATED PARTIES (continued)
Bridge Loan

During the three months ended June 30, 2024, Aimia entered into a bridge loan participation agreement with a U.S. institutional investor and purchased a 50% participation interest into a bridge loan done as part of a senior secured promissory note agreement between the institutional investor and Kognitiv. The 50% portion of the bridge loan funded by Aimia amounted to $0.4 million and was subject to $0.1 million structuring fee. The bridge loan bears interest at 17% and matured in June 2024. The U.S. institutional investor is also enforcing its rights for payment for its secured promissory notes. The amount, including accrued interest, is presented as Receivable from related party on the consolidated statements of financial position at September 30, 2024. No expected credit loss provision has been recognized in regards to this bridge loan.

35
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
13.	ADDITIONAL FINANCIAL INFORMATION

The following sections provide additional information regarding certain primary financial statement captions:

A)	STATEMENTS OF OPERATIONS

REVENUE

Revenue by product & services

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue recognized at a point in time
Cortland International segment:
Rope products	31.5	29.6	85.0	50.9
Netting and other products	11.6	8.8	27.1	18.1
Bozzetto segment:
Textile solutions	55.1	44.0	163.9	70.0
Dispersion Solutions	23.7	23.8	73.8	39.5
Water Solutions	7.2	8.1	23.8	12.3
Total revenue recognized at a point in time	129.1	114.3	373.6	190.8
Revenue recognized over time
Holdings segment:
Investment Management fees	—	—	—	0.3
Total revenue recognized over time	—	—	—	0.3
Total revenue	129.1	114.3	373.6	191.1

Revenue by geographical location

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Europe	52.4	54.2	160.0	91.9
Asia & Oceania	43.4	38.1	120.5	64.4
Americas	29.5	19.2	81.7	28.6
Africa/Middle East	3.8	2.8	11.4	6.2
Total revenue	129.1	114.3	373.6	191.1

36
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
13.	ADDITIONAL FINANCIAL INFORMATION (continued)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The selling, general and administrative expense include transaction costs related to business acquisitions amounting to $0.3 million and $3.3 million in the three and nine months ended September 30, 2024, respectively (2023: $2.8 million and 27.1 million) (Note 4).

The selling, general and administrative expense nine months ended September 30, 2024 also include costs incurred for the termination of Paladin agreements amounting to $7.2 million, of which $6.6 million was paid to Paladin and $0.6 million was paid to professional and legal advisors. For more details on the termination of the Paladin agreements, including the settlement of the carried interest liabilities, refer to Note 13B.

INTEREST, DIVIDEND AND OTHER INVESTMENT INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income
Interest on cash and cash equivalents	0.8	0.5	2.3	7.1
Interest on convertible notes and other financial instruments	0.4	1.9	1.3	5.2
Total interest income	1.2	2.4	3.6	12.3
Dividend income
Dividend income from marketable securities	—	0.2	—	0.6
Total dividend income	—	0.2	—	0.6
Other investment income
Other investment income	0.2	—	4.2	0.4
Total other investment income	0.2	—	4.2	0.4

Total interest, dividend and other investment income	1.4	2.6	7.8	13.3

B)	STATEMENTS OF FINANCIAL POSITION
OTHER CURRENT ASSETS

PLM earn-out

In connection with Aimia's divestiture of its investment in PLM on July 15, 2022, an earn-out in an amount of $37.6 million (US$27.5 million), would be payable to Aimia in cash should the PLM loyalty program achieve 100% of targeted annual gross billings amounts in either of the years 2022, 2023 or 2024 (the "earn-out years"). The earn-out that could be payable to Aimia is subject to an adjustment based on the actual gross billings achieved by PLM compared to the target and could vary from $17.1 million (US$12.5 million) based on 97.5% of the target, up to $51.2

37
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
13.	ADDITIONAL FINANCIAL INFORMATION (continued)
million (US$37.5 million) based on 115% of the target. Aimia is only entitled to receive an earn-out amount once in respect of the earn-out years and, accordingly, to the extent that PLM’s annual gross billings for any of the earn-out years are equal to or more than 97.5% of the target, Aimia shall receive such earn-out amount for that earn-out year. Once an earn-out amount is received, Aimia will not be entitled to receive an additional earn-out amount in respect of any subsequent earn-out year.

In the fourth quarter of 2023, the Corporation was informed by PLM that the company had achieved 99.4% of the targeted annual gross billings amount for the year ended December 31, 2023, and thus, that Aimia would be entitled to an earn-out, which resulted in the recognition of a gain of $19.3 million during the year ended December 31, 2023 presented in "Gain on disposal of equity-accounted investments" in the consolidated statement of operations.

On May 29, 2024, the Corporation received an amount of $32.9 million (US$24.1 million), representing the earn-out receivable by the Corporation in connection with the PLM divestiture, calculated on the basis of the earn out formula and the Gross Billings achieved by PLM in 2023.

OTHER NON-CURRENT ASSETS

As at	September 30,	December 31,
	2024	2023
Tax deposit	32.9	32.9
Other investment income receivable	8.7	4.2
Other	1.6	1.5
Total	43.2	38.6

OTHER NON-CURRENT LIABILITIES

As at	September 30,	December 31,
	2024	2023
Carried interest	—	20.0
Provision for post-employment benefits	11.5	11.6
Aimia warrants	4.8	8.6
Share-based compensation (Note 12)	1.9	7.8
Liability related to put options granted to non-controlling interests (Note 4)	31.2	7.2
Litigation provision	4.0	4.0
Other non-current borrowings	0.9	2.5
Contingent consideration - Business acquisitions (Note 4)	8.6	0.9
Deferred compensation - Business acquisition	—	0.1
Other	2.5	2.3
Total	65.4	65.0

38
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
13.	ADDITIONAL FINANCIAL INFORMATION (continued)
Termination of Paladin agreements, including the settlement of carried interest liabilities

On May 17, 2024, Aimia and Paladin Private Equity, LLC (“Paladin”) announced that they agreed to terminate existing agreements (the “Existing Paladin Agreements”) related to various rights and obligations in favor of Paladin (and/or its affiliates and related parties) (collectively, the “Paladin Group”) in Aimia’s subsidiaries, Bozzetto and Cortland International.
Under the terms of the Existing Paladin Agreements, members of the Paladin Group were entitled to, among other things, carried interests in certain entities in Bozzetto and Cortland International, which represented liabilities of $12.7 million and $7.6 million, respectively, on May 17, 2024, minority governance rights, including director representation rights and registration rights in certain entities in Bozzetto and Cortland, and the payment of certain advisory service fees.
Pursuant to the agreements between members of the Paladin Group and Aimia, Paladin and Aimia agreed to terminate the Existing Paladin Agreements, and terminate such rights and settle all amounts due thereunder for a total consideration of $22.9 million. In exchange for Paladin’s carried interest in Bozzetto, Aimia issued 5,040,000 common shares of Aimia valued at $12.6 million. In addition, Aimia made a total cash payment of $10.3 million, of which $3.7 million was paid as consideration for the Cortland carried interest and $6.6 million for the termination of the advisory agreements with Paladin. This resulted in a $4.0 million income related to the settlement of the carried interest as well as an expense of $6.6 million presented in Selling, general and administrative expenses. The detailed impact on the Corporation's statement of operations, by operating segment, for the nine months ended September 30, 2024 is presented below:

	Bozzetto	Cortland International	Holdings	Total

Income (expenses) related to carried interest
Carrying amount of carried interest liabilities on May 17, 2024	12.7	7.6	—	20.3
Consideration to settle carried interest liabilities:
Common shares issued (Note 8)	(12.6)	—	—	(12.6)
Cash settlement	—	(3.7)	—	(3.7)
Total consideration to settle carried interest liabilities	(12.6)	(3.7)	—	(16.3)

Total included in Income (expenses) related to carried interest	0.1	3.9	—	4.0

Selling, general and administrative expenses
Consideration to terminate Paladin advisory agreements:
Cash settlement	(4.9)	(1.5)	(0.2)	(6.6)
Total consideration to terminate Paladin advisory agreements	(4.9)	(1.5)	(0.2)	(6.6)
Other professional and advisory fees	—	—	(0.6)	(0.6)
Total included in Selling, general and administrative expenses	(4.9)	(1.5)	(0.8)	(7.2)

39
NOTES TO CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Tables in millions of Canadian dollars, except share and per share amounts) Unaudited
13.	ADDITIONAL FINANCIAL INFORMATION (continued)
Prior to their settlement, the fair value of the carried interest liabilities was estimated by considering the carried interest as a yearly-activable option (Bermuda call), using Monte Carlo simulations and linear regressions. This valuation technique involved generating multiple potential future price paths and then estimating the option value based on those paths. The valuation also factored Aimia's right to crystallize the carried interest.

C)	STATEMENTS OF CHANGES IN EQUITY

CALL OPTIONS OVER SUBSIDIARIES' SHARES

Pursuant to the acquisitions of Tufropes on March 17, 2023 and Bozzetto on May 9, 2023, the Paladin Group was granted options to acquire up to 19.9% of Aimia's investment in Cortland International and Bozzetto. The Corporation recognized non-cash expenses of $2.8 million and $4.3 million on March 17, 2023 and May 9, 2023, respectively, in regards to these options. The expenses were recorded in the caption "Income (expenses) related to carried interest, call option, fair value gain (loss) on contingent consideration and Aimia warrants" in the comparative consolidated statements of operations and were reported as non-controlling interests in the consolidated statement of changes in equity.

The options expired in May 2024 without being exercised by the Paladin Group. As a result, the total carrying amount of these options of $7.1 million was reclassified from non-controlling interests to retained earnings (deficit).

D)	STATEMENTS OF CASH FLOWS

CHANGES IN OPERATING ASSETS AND LIABILITIES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Restricted cash	—	0.1	0.4	0.1
Accounts receivable	(0.6)	(2.9)	(15.4)	(0.7)
Inventories	(3.5)	5.6	(2.7)	6.3
Prepaid expenses	1.0	(0.9)	(0.1)	(1.1)
Other current assets	0.2	1.1	0.6	1.5
Other non-current assets	(0.3)	—	(0.2)	(0.2)
Accounts payable and accrued liabilities	(8.5)	2.1	(13.2)	3.1
Other non-current liabilities	(0.3)	(0.9)	(4.7)	(2.7)
Total	(12.0)	4.2	(35.3)	6.3